Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Audiovox Corporation

We consent to the use of our report dated September 17, 2010, with respect to the consolidated financial statements of Klipsch Group, Inc. and subsidiaries as of June 30, 2010 and 2009 and the years then ended, and our report dated September 23, 2009, with respect to the consolidated financial statements of Klipsch Group, Inc. and subsidiaries as of June 30, 2009 and 2008, and for the years then ended, included in the Current Report on Amendment No. 2 to Form 8-K of Audiovox Corporation dated May 16, 2011 filed with the Securities Exchange Commission.

/s/ Ernst & Young LLP
Indianapolis, Indiana
May 16, 2011